JOHNSON & JOHNSON ANNOUNCES DIVIDEND INCREASE OF 18.8%

Dividend Increase of 18.8 Percent Announced by Johnson &
Johnson

New Brunswick, NJ (April 22, 2004) - Johnson & Johnson today announced that its Board of Directors has declared an 18.8 percent increase in the quarterly dividend rate, from $.24 cents per share to $.285 cents per share. The increase was announced this morning at the Annual Shareholders Meeting in New Brunswick, NJ.

"In recognition of our outstanding results in 2003, our very strong financial position and our confidence in the future of the corporation, the Board has voted to increase our dividend for the 42nd consecutive year," said William C. Weldon, Chairman and Chief Executive Officer of the Company.

At the new rate, the indicated dividend on an annual basis is $1.14 compared to the previous rate of $.96. The next quarterly dividend is payable on June 8, 2004 to shareholders of record as of May 18, 2004.

On April 13, Johnson & Johnson announced record sales and earnings for the first quarter of 2004. Sales of $11.6 billion and net earnings of $2.5 billion increased by 17.7 percent and 20.4 percent, respectively, over 2003 first quarter results.

Johnson & Johnson, with approximately 109,500 employees, is the world's most comprehensive and broadly based manufacturer of health care products, as well as a provider of related services, for the consumer, pharmaceutical and medical devices and diagnostics markets. Johnson & Johnson has more than 200 operating companies in 57 countries, selling products throughout the world.